Exhibit 99.1

Press Release

For Immediate Release

Contact: David A. Brager
President and Chief
Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Fourth Quarter and the Year Ended 2024

Fourth Quarter 2024

•	Net Earnings of $51 million, or $0.36 per share

•	Return on Average Assets of 1.30%

•	Net Interest Margin of 3.18%

Full Year 2024

•	Net Earnings of $201 million, or $1.44 per share

•	Return on Average Tangible Common Equity of 14.95%

Ontario, CA, January 22, 2025-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter and the year ended December 31, 2024.

CVB Financial Corp. reported net income of $50.9 million for the quarter ended December 31, 2024, compared with $51.2 million for the third quarter of 2024 and $48.5 million for the fourth quarter of 2023. Diluted earnings per share were $0.36 for the fourth quarter, compared with $0.37 for the prior quarter and $0.35 for the same period last year.

For the fourth quarter of 2024, annualized return on average equity (“ROAE”) was 9.14%, annualized return on average tangible common equity (“ROATCE”) was 14.31%, and annualized return on average assets (“ROAA”) was 1.30%.

For the year ended December 31, 2024, the Company reported net income of $200.7 million, compared with $221.4 million for the year ended December 31, 2023. Diluted earnings per share were $1.44 for the year ended December 31, 2024, compared to $1.59 for the same period last year. For the year ended December 31, 2024, ROAA was 1.24% and ROATCE was 14.95%, which compares to a 1.35% ROAA and 18.48% ROATCE for 2023.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “We are pleased with our fourth quarter results which represents our 191st consecutive quarter of profitability. I would like to thank our customers for their loyalty and our associates for their commitment.“

Highlights for the Fourth Quarter of 2024

•	Net interest margin of 3.18%

•	Efficiency Ratio of 47.34%

•	TCE Ratio = 9.82% & CET1 Ratio > 16%

•	Announced 10 million Share Repurchase Program

•	Q4 average deposits and customer repurchase agreements increased by $150 million

•	Noninterest-bearing deposits were 59% of total deposits

•	Executed the sale and leaseback of two buildings generating pre-tax gains of $16.8 million

•	Sold $155 million in AFS securities for a pre-tax loss of $16.7 million

•	Loans declined by $36 million, or 0.4% from the end of the third quarter of 2024

•	Net recoveries were $180,000 for the fourth quarter of 2024

•	$19 million increase in OREO

•	$3 million recapture of allowance for credit losses

Highlights for the Full Year 2024

•	Net interest margin of 3.09%

•	Efficiency ratio < 47%

•	Grew non-maturity deposits by $338 million from the end of 2023

•	Loans declined by $368 million, or 4.1% from the end of 2023

•	Sold $467 million in AFS securities for a pre-tax loss of $28.3 million

•	Executed the sale and leaseback of four buildings generating pre-tax gains of $25.9 million

•	Redeemed $2.1 billion of Bank Term Funding Program borrowings

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Year Ended December 31,
	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023	2022
	(Dollars in thousands, except per share amounts)
Net interest income	$110,418	$113,619	$119,356	$447,347	$487,990	$505,513
Recapure of (provision for) credit losses	3,000	-	2,000	3,000	(2,000)	(10,600)
Noninterest income	13,103	12,834	19,163	54,474	59,330	49,989
Noninterest expense	(58,480)	(58,835)	(65,930)	(233,583)	(229,886)	(216,555)
Income taxes	(17,183)	(16,394)	(26,081)	(70,522)	(93,999)	(92,922)

Net earnings	$50,858	$51,224	$48,508	$200,716	$221,435	$235,425

Earnings per common share:
Basic	$0.36	$0.37	$0.35	$1.44	$1.59	$1.67
Diluted	$0.36	$0.37	$0.35	$1.44	$1.59	$1.67

NIM	3.18%	3.05%	3.26%	3.09%	3.31%	3.30%
ROAA	1.30%	1.23%	1.19%	1.24%	1.35%	1.39%
ROAE	9.14%	9.40%	9.65%	9.35%	11.03%	11.39%
ROATCE	14.31%	14.93%	16.21%	14.95%	18.48%	18.85%
Efficiency ratio	47.34%	46.53%	47.60%	46.55%	42.00%	38.98%

Net Interest Income

Net interest income was $110.4 million for the fourth quarter of 2024. This represented a $3.2 million, or 2.82%, decrease from the third quarter of 2024, and a $8.9 million, or 7.49%, decrease from the fourth quarter of 2023. The quarter-over-quarter decrease in net interest income was due to a $18.2 million decrease in interest income resulting from a $974 million average decrease in earning assets and a 19 basis point decline in our earning asset yield. The decline in earning assets was primarily a result of a $747 million decrease in interest-earning balances due from the Federal Reserve. The decrease in balances held at the Federal Reserve were the result of the $1.3 billion redemption of a Bank Term Fund Program (BTFP) advance at the end of the third quarter of 2024, which resulted in average total borrowings declining by $1.22 billion in the fourth quarter of 2024. The decline in interest income was partially offset by $15 million decrease in interest expense, including the $14.9 million lower interest on borrowings from the redemption of the BTFP advance.

The decline in net interest income compared to the fourth quarter of 2023 was primarily due to a $10.5 million decrease in interest income resulting from a $684 million decrease in average earning assets and a 6 basis point decline in our earning asset yield. Interest expense decreased by $1.5 million compared to the fourth quarter of 2023, primarily due to $1.1 billion in lower average borrowings in the fourth quarter of 2024.

Net interest income of $447.3 million for the year ended December 31, 2024, decreased $40.6 million, or 8.33%, compared to the same period of 2023. Interest income increased by $23.8 million, while interest expense grew by $64.4 million from 2023. Growth in interest income was primarily due to a 25 basis point increase in the earning asset yield. Interest expense on deposits and customer repurchase agreements increased by $57.8 million, primarily due to a 49 basis point increase in the cost of deposits and repurchase agreements. Average borrowings grew by $163.6 million year over year, resulting in a $6.1 million increase in interest expense. Overall, cost of funds grew from 0.83% for 2023 to 1.32% in 2024.

Net Interest Margin

Our tax equivalent net interest margin was 3.18% for the fourth quarter and 3.05% for the third quarter of 2024, compared to 3.26% for the fourth quarter of 2023. Fourth quarter cost of funds decreased 34 basis points compared to the third quarter of 2024, partially offset by a 19 basis point decrease in our interest-earning asset yield. Our cost of funds decreased from 1.47% in the third quarter of 2024 to 1.13% in the fourth quarter, as average borrowings declined quarter over quarter by $1.2 billion. The cost of borrowings decreased from 4.77% in the third quarter of 2024 to 4.62% in the fourth quarter due to the redemption of a $1.3 billion BTFP advance in September 2024. In addition, cost of deposits and customer repurchase agreements decreased by four basis points to 0.97% for the fourth quarter of 2024. The 19 basis point quarter over quarter decrease in our interest-earning asset yield was primarily due to a 16 basis point decrease in loan yields and an 80 basis point decrease in the positive carry on fair value hedging instruments that pay a fixed interest rate and receive daily SOFR. These swaps originally had a total notional value of $1 billion, of which $700 million remained outstanding at December 31, 2024. A $300 million swap that matured in 2027 was terminated in December of 2024. The fourth quarter yield on funds on deposit at the Federal Reserve decreased by 50 basis points compared to the third quarter of 2024, although these funds decreased as a percentage of earnings assets to 3.5%, from 8.2% in the prior quarter.

Net interest margin for the fourth quarter of 2024 decreased by 8 basis points compared to the fourth quarter of 2023, as a result of lower interest earning asset yields that declined by 6 basis points and a 4 basis point increase in funding costs. Earning asset yields declined from 4.30% in the fourth quarter of 2023 to 4.24% in the fourth quarter of 2024. The lower earning asset yields included lower loan yields, which declined from 5.18% for the fourth quarter of 2023 to 5.15% for the fourth quarter of 2024, as well as a 66 basis point quarter over quarter decrease in the positive carry on fair value hedging instruments. Funds on deposit at the Federal Reserve yielded 100 basis points less than the prior year quarter. Compared to the fourth quarter of 2023, the cost of deposits and customer repurchase agreements increased by 36 basis points in the fourth quarter of 2024, but cost of funds only increased by 4 basis points due to a $1.1 billion decrease in average borrowings.

Earning Assets and Deposits

On average, total earning assets declined by $974 million, or 6.52%, compared to the third quarter of 2024 and declined by $684 million, or 4.67% when compared to the fourth quarter of 2023. The quarter-over-quarter decrease includes a $747 million decrease in average funds on deposit at the Federal Reserve, $143.5 million decline in average investment securities, and a $82.7 million decrease in average loans outstanding. Compared to the fourth quarter of 2023, the decrease in earnings assets was primarily due to a $328.1 million decline in average loans outstanding and a $391.7 million decrease in total investment securities. Total deposits and customer repurchase agreements increased on average by $150.5 million compared to the third quarter of 2024 and increased on average by $115.3 million from the fourth quarter of 2023. Noninterest-bearing deposits declined on average by $8.9 million, or 0.12%, from the third quarter of 2024 and by $334.8 million, or 4.5%, from the fourth quarter of 2023. On average, noninterest-bearing deposits were 58.7% of total deposits for the fourth quarter of 2024, compared to 59.10% for the third quarter of 2024 and 61.30% in the fourth quarter of 2023.

	Three Months Ended
SELECTED FINANCIAL HIGHLIGHTS	December 31, 2024		September 30, 2024		December 31, 2023
	(Dollars in thousands)
Yield on average investment securities (TE)	2.58%		2.67%		2.71%
Yield on average loans	5.15%		5.31%		5.18%
Yield on average earning assets (TE)	4.24%		4.43%		4.30%
Cost of deposits	0.93%		0.98%		0.62%
Cost of funds	1.13%		1.47%		1.09%
Net interest margin (TE)	3.18%		3.05%		3.26%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$4,936,514	35.36%	$5,080,033	34.01%	$5,328,208	36.38%
Interest-earning deposits with other institutions	485,103	3.47%	1,232,551	8.25%	443,773	3.03%
Loans	8,522,587	61.04%	8,605,270	57.61%	8,856,654	60.47%
Total interest-earning assets	13,962,216		14,935,866		14,646,647

	Year Ended December 31,
SELECTED FINANCIAL HIGHLIGHTS	2024		2023		2022
	(Dollars in thousands)
Yield on average investment securities (TE)	2.65%		2.52%		2.03%
Yield on average loans	5.26%		5.04%		4.49%
Yield on average earning assets (TE)	4.35%		4.10%		3.36%
Cost of deposits	0.88%		0.41%		0.05%
Cost of funds	1.32%		0.83%		0.06%
Net interest margin (TE)	3.09%		3.31%		3.30%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,144,555	35.35%	$5,579,488	37.63%	$5,939,554	38.47%
Interest-earning deposits with other institutions	720,428	4.95%	331,156	2.23%	804,744	5.21%
Loans	8,670,420	59.58%	8,893,335	59.97%	8,676,820	56.20%
Total interest-earning assets	14,553,415		14,829,057		15,439,427

Provision for Credit Losses

There was a $3.0 million recapture of provision for credit losses in the fourth quarter and no provision in the third quarter of 2024, compared to $2.0 million recapture of provision in the fourth quarter of 2023. Net recoveries for the fourth quarter of 2024 were $180,000 compared to net recoveries of $156,000 in the prior quarter. Allowance for credit losses represented 0.94% of gross loans at December 31, 2024, compared to 0.97% at September 30, 2024.

For the year ended December 31, 2024, we recorded a $3.0 million recapture of provision for credit losses, compared to a $2 million provision for credit loss for 2023.

Noninterest Income

Noninterest income was $13.1 million for the fourth quarter of 2024, compared with $12.8 million for the third quarter of 2024 and $19.2 million for the fourth quarter of 2023. During the fourth quarter of 2024, the Bank executed sale-leaseback transactions with the sale of two buildings, that were simultaneously leased back, resulting in a pre-tax net gain of $16.8 million. The gains on selling the buildings were offset by realizing a pre-tax net loss of $16.7 million on the sale of $155 million of AFS securities. Fourth quarter income from Bank Owned Life Insurance (“BOLI”) decreased by $1.1 million from the third quarter of 2024 and decreased by $5.5 million compared to the fourth quarter of 2023, which was primarily due to $6.5 million of income from the surrender and redeployment of the BOLI policies at the end 2023.

For the year ended December 31, 2024, noninterest income was $54.5 million, compared to $59.3 million for 2023. Noninterest income in 2024 included a total pre-tax gain of $25.9 million from the sale-leaseback of four locations partially offset by pre-tax loss of $28.3 million from the sale of $467 million of AFS securities while 2023 included a $2.6 million gain from an equity fund distribution. Trust and investment income for 2024 grew by $1.2 million, or 9.34%, from the prior year.

Noninterest Expense

Noninterest expense for the fourth quarter of 2024 was $58.5 million, compared to $58.8 million for the third quarter of 2024 and $65.9 million for the fourth quarter of 2023. The quarter-over-quarter decrease included a $650,000 decrease in staff related expense, offset by an increase in expense of $750,000 due to the recapture of provision for unfunded loan commitments in the third quarter of 2024.

Noninterest expense decreased by $7.4 million compared to the fourth quarter of 2023 primarily due to $9.2 million FDIC special assessment in the fourth quarter of 2023. Partially offsetting the impact of lower regulatory assessment expense were increases of $346,000 in staff related expenses, $342,000 increase in occupancy expenses and an increase in expense due to a $500,000 recapture of provision for unfunded loan commitments in the fourth quarter of 2023. The efficiency ratio was 47.34% for the fourth quarter of 2024, compared to 47.60% for the same period of 2023.

Income Taxes

Our effective tax rate for the fourth quarter of 2024 was 25.25% and was 26% for the year ended December 31, 2024, compared with 34.97% for the fourth quarter of 2023 and 29.80% for year-to-date 2023. The fourth quarter of 2023 effective tax rate was impacted by the surrender of certain BOLI policies. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $15.1 billion at December 31, 2024. This represented a decrease of $249.6 million, or 1.62%, from total assets of $15.4 billion at September 30, 2024. The decrease in assets included a $201.99 million decrease in interest-earning balances due from the Federal Reserve, a $70.6 million decrease in cash and due from banks and depository institutions, and a $33.3 million decrease in net loans, partially offset by a $50.95 million increase in investment securities.

Total assets at December 31, 2024 decreased by $867.3 million, or 5.41%, from total assets of $16.02 billion at December 31, 2023. The decrease in assets included a $499.0 million decrease in investment securities, a $361.8 million decrease in net loans, and a $59.1 million decrease in interest-earning balances due from the Federal Reserve.

Sale-Leaseback Transaction

During the fourth quarter of 2024, the Bank executed sale-leaseback transactions and sold two buildings for an aggregate sale price of $30.1 million. The Bank simultaneously entered into lease agreements with the respective purchasers for initial terms of 15 years. These sale-leaseback transactions resulted in a pre-tax net gain of $16.8 million for the fourth quarter of 2024. The Bank also recorded Right of Use (“ROU”) assets and corresponding operating lease liabilities each totaling $15.6 million.

Total sale-leaseback transactions for full year 2024 entailed the sale of four buildings sold for a cumulative sale price of $47.1 million, resulting in a pre-tax net gain of $25.9 million and cash proceeds of $44.76 million. Total ROU assets and corresponding operating lease liabilities recorded was $26.8 million.

Investment Securities and BOLI

Total investment securities were $4.92 billion at December 31, 2024, an increase of $50.9 million, or 1.05%, from September 30, 2024, and a decrease of $499.0 million, or 9.20%, from $5.42 billion at December 31, 2023.

At December 31, 2024, investment securities available-for-sale (“AFS”) totaled $2.54 billion, inclusive of a pre-tax net unrealized loss of $447.7 million. AFS securities increased by $76.53 million or 3.10% from September 30, 2024 and decreased by $414.0 million, or 14.01%, from $2.96 billion at December 31, 2023. Pre-tax unrealized loss increased by $80.02 million from September 30, 2024 and decreased by $2.04 million from December 31, 2023.

Concurrent with the sale-leaseback transactions during the fourth quarter of 2024, the Bank sold AFS securities with a book value of $154.7 million, resulting in a net pre-tax loss of $16.7 million, which was offset by purchased AFS securities with a book value of $385.0 million. Including the sale of AFS securities during the third quarter of 2024, total book value of AFS securities sold during the second half of 2024 was $467.0 million, resulting in a cumulative net pre-tax loss of $28.3 million.

At December 31, 2024, investment securities held-to-maturity (“HTM”) totaled $2.38 billion, a decrease of $25.6 million, or 1.06%, from September 30, 2024, and a decrease of $84.9 million, or 3.45%, from December 31, 2023.

At December 31, 2024, the Company had $316.2 million of Bank Owned Life insurance (“BOLI”), compared to $316.6 million at September 30, 2024 and $308.7 million at December 31, 2023. The Bank completed a restructuring of the Company’s life insurance policies at the end of 2023, which resulted to $4.5 million write-down in value on surrender policies that was offset by a $10.9 million enhancement to cash surrender values, as well as additional policy purchases totaling $41 million.

Loans

Total loans and leases, at amortized cost, of $8.54 billion at December 31, 2024 decreased by $36.1 million, or 0.42%, from September 30, 2024. The quarter-over quarter decrease in loans is primarily due to decreases of $111.1 million in commercial real estate loans, $11.3 million in Commercial and Industrial loans, and $9.5 million in agribusiness loans, offset by a seasonal increase of $87 million in dairy & livestock loans.

Total loans and leases, at amortized cost, decreased by $368.5 million, or 4.14%, from December 31, 2023. The year-over-year decrease in total loans is primarily due to decreases of $277.1 million in commercial real estate loans, $50.65 million in construction loans, and $44.7 million in commercial and industrial loans.

Asset Quality

During the fourth quarter of 2024, we experienced credit charge-offs of $64,000 and total recoveries of $244,000, resulting in net recoveries of $180,000. The allowance for credit losses (“ACL”) totaled $80.1 million at December 31, 2024, compared to $82.9 million at September 30, 2024 and $86.8 million at December 31, 2023. At December 31, 2024, ACL as a percentage of total loans and leases outstanding was 0.94%. This compares to 0.97% at September 30, 2024 and 0.98% at December 31, 2023.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	December 31, 2024	September 30, 2024	December 31, 2023
Nonperforming loans	(Dollars in thousands)
Commercial real estate	$25,866	$18,794	$15,440
SBA	1,529	151	969
Commercial and industrial	340	2,825	4,509
Dairy & livestock and agribusiness	60	143	60
SFR mortgage	-	-	324
Consumer and other loans	-	-	-

Total	$27,795	$21,913	$21,302

% of Total loans	0.33%	0.26%	0.24%
OREO
Commercial real estate	$18,656	$-	$-
Commercial and industrial	-	-	-
SFR mortgage	647	647	-

Total	$19,303	$647	$-

Total nonperforming assets	$47,098	$22,560	$21,302

% of Nonperforming assets to total assets	0.31%	0.15%	0.13%

Past due 30-89 days (accruing)
Commercial real estate	$-	$30,701	$300
SBA	88	-	108
Commercial and industrial	399	64	12
Dairy & livestock and agribusiness	-	-	-
SFR mortgage	-	-	201
Consumer and other loans	-	-	18

Total	$487	$30,765	$639

% of Total loans	0.01%	0.36%	0.01%

Total nonperforming, OREO, and past due	$47,585	$53,325	$21,941

Classified Loans	$89,549	$124,606	$102,197

Total nonperforming assets and delinquent loans decreased from $53.3 million at September 30, 2024 to $47.6 million at December 31, 2024. Of the $30.7 million in past due and accruing loans as of September 30, 2024, $24.8 million became classified as nonperforming loans and approximately $1 million became OREO by the end of 2024. The remaining $4.9 million of past due and accruing loans at the end of the third quarter were paid off by the borrower or from the sale of loan collateral. An additional $17.7 million of loans that were classified as nonperforming at the end of the third quarter of 2024 were foreclosed during the fourth quarter and recorded as OREO at December 31, 2024.

Classified loans are loans that are graded “substandard” or worse. Classified loans totaled $89.55 million or 1.05% of total loans at December 31, 2024 compared with $124.61 million or 1.44 % of loans at September 30, 2024 and $102.20 million or 1.15 % of total loans at December 31, 2023. The quarter-over-quarter decrease of $35.06 million is primarily due to a $26.72 million net decrease in classified nonowner occupied commercial real estate loans and a $10.82 million net decrease in dairy & livestock and agribusiness loans.

Deposits & Customer Repurchase Agreements

Deposits of $11.9 billion and customer repurchase agreements of $261.9 million totaled $12.21 billion at December 31, 2024. This represented a net decrease of $256.7 million compared to September 30, 2024. Total deposits and customer repurchase agreements increased $505.0 million, or 4.31%, when compared to $11.71 billion at December 31, 2023, partially due to the growth in brokered deposits, which totaled $300 million at December 31, 2024. Overall, non-maturity deposits grew by $314.7 million, or 2.80%, from the end of 2023.

Noninterest-bearing deposits were $7.04 billion at December 31, 2024, a decrease of $100.0 million, or 1.40%, when compared to $7.14 billion at September 30, 2024. Noninterest-bearing deposits decreased by $169.1 million, or 2.35%, when compared to $7.21 billion at December 31, 2023. At December 31, 2024, noninterest-bearing deposits were 58.90% of total deposits, compared to 59.12% at September 30, 2024 and 63.03% at December 31, 2023.

Borrowings

As of December 31, 2024, total borrowings consisted of $500 million of FHLB advances. The FHLB advances include maturities of $300 million, at an average cost of approximately 4.73%, maturing in May of 2026, and $200 million, at a cost of 4.27% maturing in May of 2027. Total borrowings decreased by $1.57 billion from the end of 2023. During the third quarter of 2024, we repaid the $1.3 billion of borrowings from the Federal Reserve’s Bank Term Funding Program, with a cost of 4.76%, that were scheduled to mature in January of 2025.

Capital

The Company’s total equity was $2.19 billion at December 31, 2024. This represented an overall increase of $108.34 million from total equity of $2.08 billion at December 31, 2023. Retained earnings grew by $96.84 million and other comprehensive income increased by $11.51 million. A new 10 million share 10b5-1 stock repurchase program was authorized by the Board of Directors during the fourth quarter of 2024. No stock repurchases occurred during the fourth quarter of 2024. Our tangible book value per share at December 31, 2024 was $10.10.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	December 31, 2024	September 30, 2024	December 31, 2023

Tier 1 leverage capital ratio	4.0%	11.5%	10.6%	10.3%
Common equity Tier 1 capital ratio	7.0%	16.2%	15.8%	14.6%
Tier 1 risk-based capital ratio	8.5%	16.2%	15.8%	14.6%
Total risk-based capital ratio	10.5%	17.1%	16.6%	15.5%

Tangible common equity ratio		9.8%	9.7%	8.5%

CitizensTrust

As of December 31, 2024, CitizensTrust had approximately $4.6 billion in assets under management and administration, including $3.3 billion in assets under management. Revenues were $3.51 million for the fourth quarter of 2024 and $13.73 million for the year ended December 31, 2024, compared to $3.1 million and $12.6 million, respectively, for the same periods of 2023. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with more than $15 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, January 23, 2025 to discuss the Company’s fourth quarter and year ended 2024 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BIf69e02e605ed46219d375263adc834bc

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of economic developments, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target, key personnel and customers into our operations; the timely development of competitive products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill on our balance sheet; changes in customer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits (including low cost deposits) or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; systemic or non-systemic bank failures or crises; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat money laundering, fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2023 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2024	September 30, 2024	December 31, 2023
Assets
Cash and due from banks	$153,875	$200,651	$171,396
Interest-earning balances due from Federal Reserve	50,823	252,809	109,889

Total cash and cash equivalents	204,698	453,460	281,285

Interest-earning balances due from depository institutions	480	24,338	8,216
Investment securities available-for-sale	2,542,115	2,465,585	2,956,125
Investment securities held-to-maturity	2,379,668	2,405,254	2,464,610

Total investment securities	4,921,783	4,870,839	5,420,735

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	18,012	18,012
Loans and lease finance receivables	8,536,432	8,572,565	8,904,910
Allowance for credit losses	(80,122)	(82,942)	(86,842)

Net loans and lease finance receivables	8,456,310	8,489,623	8,818,068

Premises and equipment, net	27,543	36,275	44,709
Bank owned life insurance (BOLI)	316,248	316,553	308,706
Intangibles	9,967	11,130	15,291
Goodwill	765,822	765,822	765,822
Other assets	432,792	417,164	340,149

Total assets	$15,153,655	$15,403,216	$16,020,993

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,037,096	$7,136,824	$7,206,175
Investment checking	551,305	504,028	552,408
Savings and money market	3,786,387	3,745,707	3,278,664
Time deposits	573,593	685,930	396,395

Total deposits	11,948,381	12,072,489	11,433,642
Customer repurchase agreements	261,887	394,515	271,642
Other borrowings	500,000	500,000	2,070,000
Other liabilities	257,071	238,381	167,737

Total liabilities	12,967,339	13,205,385	13,943,021

Stockholders’ Equity
Stockholders’ equity	2,498,380	2,472,660	2,401,541
Accumulated other comprehensive loss, net of tax	(312,064)	(274,829)	(323,569)

Total stockholders’ equity	2,186,316	2,197,831	2,077,972

Total liabilities and stockholders’ equity	$15,153,655	$15,403,216	$16,020,993

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
Assets
Cash and due from banks	$152,966	$162,383	$155,556	$160,018	$171,265
Interest-earning balances due from Federal Reserve	484,038	1,216,671	437,554	710,308	323,881

Total cash and cash equivalents	637,004	1,379,054	593,110	870,326	495,146

Interest-earning balances due from depository institutions	1,065	15,880	6,219	10,120	7,275
Investment securities available-for-sale	2,542,649	2,661,990	2,849,423	2,716,581	3,066,287
Investment securities held-to-maturity	2,393,865	2,418,043	2,478,785	2,427,974	2,513,201

Total investment securities	4,936,514	5,080,033	5,328,208	5,144,555	5,579,488

Investment in stock of FHLB	18,012	18,012	18,012	18,012	25,078
Loans and lease finance receivables	8,522,587	8,605,270	8,856,654	8,670,420	8,893,335
Allowance for credit losses	(82,960)	(82,810)	(88,943)	(83,580)	(86,908)

Net loans and lease finance receivables	8,439,627	8,522,460	8,767,711	8,586,840	8,806,427

Premises and equipment, net	29,959	38,906	44,768	39,191	45,488
Bank owned life insurance (BOLI)	316,938	315,435	236,055	313,671	251,989
Intangibles	10,650	11,819	15,993	12,571	18,434
Goodwill	765,822	765,822	765,822	765,822	765,822
Other assets	406,898	365,740	393,227	378,490	351,025

Total assets	$15,562,489	$16,513,161	$16,169,125	$16,139,598	$16,346,172

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,116,050	$7,124,952	$7,450,856	$7,144,129	$7,793,336
Interest-bearing	4,998,424	4,931,220	4,703,144	4,779,181	4,644,582

Total deposits	12,114,474	12,056,172	12,154,000	11,923,310	12,437,918
Customer repurchase agreements	456,145	363,959	301,330	354,432	421,112
Other borrowings	500,000	1,729,405	1,585,272	1,515,725	1,352,099
Other liabilities	278,314	196,832	134,373	200,466	128,161

Total liabilities	13,348,933	14,346,368	14,174,975	13,993,933	14,339,290

Stockholders’ Equity
Stockholders’ equity	2,507,060	2,479,766	2,411,269	2,469,095	2,370,700
Accumulated other comprehensive loss, net of tax	(293,504)	(312,973)	(417,119)	(323,430)	(363,818)

Total stockholders’ equity	2,213,556	2,166,793	1,994,150	2,145,665	2,006,882

Total liabilities and stockholders’ equity	$15,562,489	$16,513,161	$16,169,125	$16,139,598	$16,346,172

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
Interest income:
Loans and leases, including fees	$110,277	$114,929	$115,721	$455,755	$448,295
Investment securities:
Investment securities available-for-sale	18,041	20,178	22,170	80,890	83,563
Investment securities held-to-maturity	13,020	13,284	13,478	53,151	54,750

Total investment income	31,061	33,462	35,648	134,041	138,313
Dividends from FHLB stock	380	375	431	1,551	1,861
Interest-earning deposits with other institutions	5,881	16,986	6,278	38,765	17,861

Total interest income	147,599	165,752	158,078	630,112	606,330

Interest expense:
Deposits	28,317	29,821	18,888	105,483	51,535
Borrowings and customer repurchase agreements	8,291	22,312	19,834	76,709	66,805
Other	573	-	-	573	-

Total interest expense	37,181	52,133	38,722	182,765	118,340

Net interest income before provision for (recapture of) credit losses	110,418	113,619	119,356	447,347	487,990
Provision for (recapture of) credit losses	(3,000)	-	(2,000)	(3,000)	2,000

Net interest income after provision for (recapture of) credit losses	113,418	113,619	121,356	450,347	485,990

Noninterest income:
Service charges on deposit accounts	5,097	5,120	4,975	20,370	20,219
Trust and investment services	3,512	3,565	3,081	13,729	12,556
Loss on sale of AFS investment securities	(16,735)	(11,582)	-	(28,317)	-
Gain on sale leaseback transactions	16,794	9,106	-	25,900	-
Other	4,435	6,625	11,107	22,792	26,555

Total noninterest income	13,103	12,834	19,163	54,474	59,330

Noninterest expense:
Salaries and employee benefits	35,998	36,647	35,652	144,472	139,191
Occupancy and equipment	5,866	6,204	5,524	23,407	22,109
Professional services	2,646	2,855	2,707	10,482	9,082
Computer software expense	3,921	3,906	3,679	15,301	14,051
Marketing and promotion	1,757	1,964	2,092	7,307	6,756
Amortization of intangible assets	1,163	1,286	1,446	5,324	6,452
(Recapture of) provision for unfunded loan commitments	-	(750)	(500)	(1,250)	(500)
Other	7,129	6,723	15,330	28,540	32,745

Total noninterest expense	58,480	58,835	65,930	233,583	229,886

Earnings before income taxes	68,041	67,618	74,589	271,238	315,434
Income taxes	17,183	16,394	26,081	70,522	93,999

Net earnings	$50,858	$51,224	$48,508	$200,716	$221,435

Basic earnings per common share	$0.36	$0.37	$0.35	$1.44	$1.59

Diluted earnings per common share	$0.36	$0.37	$0.35	$1.44	$1.59

Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.80	$0.80

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
Interest income - tax equivalent (TE)	$148,128	$166,285	$158,620	$632,248	$608,508
Interest expense	37,181	52,133	38,722	182,765	118,340

Net interest income - (TE)	$110,947	$114,152	$119,898	$449,483	$490,168

Return on average assets, annualized	1.30%	1.23%	1.19%	1.24%	1.35%
Return on average equity, annualized	9.14%	9.40%	9.65%	9.35%	11.03%
Efficiency ratio [1]	47.34%	46.53%	47.60%	46.55%	42.00%
Noninterest expense to average assets, annualized	1.49%	1.42%	1.62%	1.45%	1.41%
Yield on average loans	5.15%	5.31%	5.18%	5.26%	5.04%
Yield on average earning assets (TE)	4.24%	4.43%	4.30%	4.35%	4.10%
Cost of deposits	0.93%	0.98%	0.62%	0.88%	0.41%
Cost of deposits and customer repurchase agreements	0.97%	1.01%	0.61%	0.90%	0.41%
Cost of funds	1.13%	1.47%	1.09%	1.32%	0.83%
Net interest margin (TE)	3.18%	3.05%	3.26%	3.09%	3.31%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	9.81%	9.71%	8.51%
Citizens Business Bank	9.64%	9.59%	8.40%

[2] (Capital - [GW+Intangibles])/(Total Assets - [GW+Intangibles])

Weighted average shares outstanding
Basic	138,661,665	138,649,763	138,368,496	138,414,598	138,332,598
Diluted	139,102,524	138,839,499	138,569,762	138,579,141	138,461,507
Dividends declared	$27,978	$27,977	$27,945	$111,859	$111,640
Dividend payout ratio [3]	55.01%	54.62%	57.61%	55.73%	50.42%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	139,689,686	139,678,314	139,344,981
Book value per share	$15.65	$15.73	$14.91
Tangible book value per share	$10.10	$10.17	$9.31

	December 31, 2024	September 30, 2024	December 31, 2023
Nonperforming assets:
Nonaccrual loans	$27,795	$21,913	$21,302
Other real estate owned (OREO), net	19,303	647	-

Total nonperforming assets	$47,098	$22,560	$21,302

Modified loans/performing troubled debt restructured loans (TDR) [4]	$6,467	$15,769	$9,460

[4] Effective January 1, 2023, performing and nonperforming TDRs are reflected as Loan Modifications to borrowers experiencing financial difficulty.

Percentage of nonperforming assets to total loans outstanding and OREO	0.55%	0.26%	0.24%
Percentage of nonperforming assets to total assets	0.31%	0.15%	0.13%
Allowance for credit losses to nonperforming assets	170.12%	367.65%	407.67%

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
Allowance for credit losses:
Beginning balance	$82,942	$82,786	$88,995	$86,842	$85,117
Total charge-offs	(64)	(26)	(181)	(4,408)	(405)
Total recoveries on loans previously charged-off	244	182	28	688	130

Net recoveries (charge-offs)	180	156	(153)	(3,720)	(275)
Provision for (recapture of) credit losses	(3,000)	-	(2,000)	(3,000)	2,000

Allowance for credit losses at end of period	$80,122	$82,942	$86,842	$80,122	$86,842

Net recoveries (charge-offs) to average loans	0.002%	0.002%	-0.002%	-0.043%	-0.003%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	December 31, 2024		September 30, 2024		December 31, 2023
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$66.2	1.02%	$69.7	1.05%	$69.5	1.02%
Construction	0.3	1.94%	0.5	3.07%	1.3	1.91%
SBA	2.6	0.96%	2.5	0.92%	2.7	0.99%
Commercial and industrial	6.1	0.66%	5.3	0.56%	9.1	0.94%
Dairy & livestock and agribusiness	3.6	0.86%	3.8	1.12%	3.1	0.75%
Municipal lease finance receivables	0.2	0.31%	0.2	0.28%	0.2	0.29%
SFR mortgage	0.5	0.16%	0.4	0.16%	0.5	0.20%
Consumer and other loans	0.6	1.04%	0.5	0.99%	0.4	0.85%

Total	$80.1	0.94%	$82.9	0.97%	$86.8	0.98%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2024		2023		2022
Quarter End	High	Low	High	Low	High	Low
March 31,	$20.45	$15.95	$25.98	$16.34	$24.37	$21.36
June 30,	$17.91	$15.71	$16.89	$10.66	$25.59	$22.37
September 30,	$20.29	$16.08	$19.66	$12.89	$28.14	$22.63
December 31,	$24.58	$17.20	$21.77	$14.62	$29.25	$25.26

Quarterly Consolidated Statements of Earnings

		Q4	Q3	Q2	Q1	Q4
		2024	2024	2024	2024	2023
Interest income
Loans and leases, including fees		$110,277	$114,929	$114,200	$116,349	$115,721
Investment securities and other		37,322	50,823	44,872	41,340	42,357

Total interest income		147,599	165,752	159,072	157,689	158,078

Interest expense
Deposits		28,317	29,821	25,979	21,366	18,888
Borrowings and customer repurchase agreements		8,291	22,312	22,244	23,862	19,834
Other		573	-	-	-	-

Total interest expense		37,181	52,133	48,223	45,228	38,722

Net interest income before (recapture of) provision for credit losses		110,418	113,619	110,849	112,461	119,356
(Recapture of) provision for credit losses		(3,000)	-	-	-	(2,000)

Net interest income after (recapture of) provision for credit losses		113,418	113,619	110,849	112,461	121,356

Noninterest income		13,103	12,834	14,424	14,113	19,163
Noninterest expense		58,480	58,835	56,497	59,771	65,930

Earnings before income taxes		68,041	67,618	68,776	66,803	74,589
Income taxes		17,183	16,394	18,741	18,204	26,081

Net earnings		$50,858	$51,224	$50,035	$48,599	$48,508

Effective tax rate		25.25%	24.25%	27.25%	27.25%	34.97%

Basic earnings per common share		$0.36	$0.37	$0.36	$0.35	$0.35
Diluted earnings per common share		$0.36	$0.37	$0.36	$0.35	$0.35

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$27,978	$27,977	$28,018	$27,886	$27,945

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023

Commercial real estate	$6,507,452	$6,618,637	$6,664,925	$6,720,538	$6,784,505
Construction	16,082	14,755	52,227	58,806	66,734
SBA	273,013	272,001	267,938	268,320	270,619
SBA - PPP	774	1,255	1,757	2,249	2,736
Commercial and industrial	925,178	936,489	956,184	963,120	969,895
Dairy & livestock and agribusiness	419,904	342,445	350,562	351,624	412,891
Municipal lease finance receivables	66,114	67,585	70,889	72,032	73,590
SFR mortgage	269,172	267,181	267,593	276,475	269,868
Consumer and other loans	58,743	52,217	49,771	57,549	54,072

Gross loans, at amortized cost	8,536,432	8,572,565	8,681,846	8,770,713	8,904,910
Allowance for credit losses	(80,122)	(82,942)	(82,786)	(82,817)	(86,842)

Net loans	$8,456,310	$8,489,623	$8,599,060	$8,687,896	$8,818,068

Deposit Composition by Type and Customer Repurchase Agreements

	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023

Noninterest-bearing	$7,037,096	$7,136,824	$7,090,095	$7,112,789	$7,206,175
Investment checking	551,305	504,028	515,930	545,066	552,408
Savings and money market	3,786,387	3,745,707	3,409,320	3,561,512	3,278,664
Time deposits	573,593	685,930	774,980	675,554	396,395

Total deposits	11,948,381	12,072,489	11,790,325	11,894,921	11,433,642

Customer repurchase agreements	261,887	394,515	268,826	275,720	271,642

Total deposits and customer repurchase agreements	$12,210,268	$12,467,004	$12,059,151	$12,170,641	$11,705,284

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Nonperforming loans:
Commercial real estate	$25,866	$18,794	$21,908	$10,661	$15,440
Construction	-	-	-	-	-
SBA	1,529	151	337	54	969
Commercial and industrial	340	2,825	2,712	2,727	4,509
Dairy & livestock and agribusiness	60	143	-	60	60
SFR mortgage	-	-	-	308	324
Consumer and other loans	-	-	-	-	-

Total	$27,795	$21,913	$24,957	$13,810	$21,302

% of Total loans	0.33%	0.26%	0.29%	0.16%	0.24%

Past due 30-89 days (accruing):
Commercial real estate	$-	$30,701	$43	$19,781	$300
Construction	-	-	-	-	-
SBA	88	-	-	408	108
Commercial and industrial	399	64	103	6	12
Dairy & livestock and agribusiness	-	-	-	-	-
SFR mortgage	-	-	-	-	201
Consumer and other loans	-	-	-	-	18

Total	$487	$30,765	$146	$20,195	$639

% of Total loans	0.01%	0.36%	0.00%	0.23%	0.01%

OREO:
Commercial real estate	$18,656	$-	$-	$-	$-
SBA	-	-	-	-	-
Commercial and industrial	-	-	-	-	-
SFR mortgage	647	647	647	647	-

Total	$19,303	$647	$647	$647	$-

Total nonperforming, past due, and OREO	$47,585	$53,325	$25,750	$34,652	$21,941

% of Total loans	0.56%	0.62%	0.30%	0.40%	0.25%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	December 31, 2024	September 30, 2024	December 31, 2023

Tier 1 leverage capital ratio	4.0%	11.5%	10.6%	10.3%
Common equity Tier 1 capital ratio	7.0%	16.2%	15.8%	14.6%
Tier 1 risk-based capital ratio	8.5%	16.2%	15.8%	14.6%
Total risk-based capital ratio	10.5%	17.1%	16.6%	15.5%

Tangible common equity ratio		9.8%	9.7%	8.5%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2024, September 30, 2024 and December 31, 2023.

	December 31, 2024	September 30, 2024	December 31, 2023
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,186,316	$2,197,831	$2,077,972
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(9,967)	(11,130)	(15,291)

Tangible book value	$1,410,527	$1,420,879	$1,296,859
Common shares issued and outstanding	139,689,686	139,678,314	139,344,981

Tangible book value per share	$10.10	$10.17	$9.31

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
	(Dollars in thousands)

Net Income	$50,858	$51,224	$48,508	$200,716	$221,435
Add: Amortization of intangible assets	1,163	1,286	1,446	5,324	6,452
Less: Tax effect of amortization of intangible assets [1]	(344)	(380)	(427)	(1,574)	(1,907)

Tangible net income	$51,677	$52,130	$49,527	$204,466	$225,980

Average stockholders’ equity	$2,213,556	$2,166,793	$1,994,150	$2,145,665	$2,006,882
Less: Average goodwill	(765,822)	(765,822)	(765,822)	(765,822)	(765,822)
Less: Average intangible assets	(10,650)	(11,819)	(15,993)	(12,571)	(18,434)

Average tangible common equity	$1,437,084	$1,389,152	$1,212,335	$1,367,272	$1,222,626

Return on average equity, annualized [2]	9.14%	9.40%	9.65%	9.35%	11.03%

Return on average tangible common equity, annualized [2]	14.31%	14.93%	16.21%	14.95%	18.48%

[1] Tax effected at respective statutory rates.

[2] Annualized where applicable.